Exhibit 3.1

BANC OF CALIFORNIA, INC.

ARTICLES OF AMENDMENT

Banc of California, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:
The charter of the Corporation is hereby amended by deleting the existing Sections B and C of Article 8 in their entireties and inserting new Sections B and C of Article 8 to read as follows:

“B. Number, Class and Terms of Directors; Cumulative Voting. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Board. Upon the effective date of this Section 8.B., the directors elected prior to the 2018 annual meeting of stockholders, other than those who may be elected by the holders of any class or series of Preferred Stock, shall continue to be, and are, divided into three classes, as nearly equal in number as reasonably possible, with the term of office of one class of directors to expire at the conclusion of the 2019 annual meeting of stockholders, the term of office of one class of directors to expire at the conclusion of the 2020 annual meeting of stockholders and the term of office of one class of directors to expire at the conclusion of the 2018 annual meeting of stockholders and shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified. Directors elected at each annual meeting of stockholders commencing with the 2018 annual meeting of stockholders shall be elected for a term of office of one year expiring at the conclusion of the next annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. Pursuant to such procedures, effective as of the conclusion of the 2020 annual meeting of stockholders, the Board of Directors will no longer be classified and directors shall no longer be divided into three classes. Stockholders shall not be permitted to cumulate their votes in the election of directors.

C.    Vacancies. Subject to the right of the holders of any series of Preferred Stock then outstanding, and except as otherwise provided in the Bylaws of the Corporation, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, though less than a quorum. By virtue of the Corporation’s election made hereby to be subject to Section 3-804(c)(3) of the MGCL, any director so chosen to fill a vacancy shall hold office (a) if appointed prior to the 2020 annual meeting of stockholders, for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified or (b) if appointed at or following the 2020 annual meeting of stockholders, for a term expiring at the next annual meeting of stockholders, and in each case shall serve until a successor is elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.”

SECOND:
The amendment to the charter of the Corporation as set forth above was duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law and by the charter of the Corporation.

THIRD:
The undersigned President and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Assistant Corporate Secretary as of the 9th day of June, 2017.

ATTEST:	BANC OF CALIFORNIA, INC.

/s/ John F. Madden, Jr.	By: /s/ Douglas H. Bowers
John F. Madden, Jr. Assistant Corporate Secretary	Douglas H. Bowers President and Chief Executive Officer

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